Exhibit 6.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of October 8, 2021, by and between Active Health Foods, Inc. (the “Company”), and Glen Bonilla (the “Employee”).

R E C I T A L S

WHEREAS, the Company desires to employ Employee in the capacity hereinafter stated, and Employee desires to enter into the employ of the Company in such capacity, on the terms and conditions set forth herein.

WHEREAS, the parties hereto acknowledge that Employee’s employment will be “at will”.

WHEREAS, the Company and Employee desire to set forth in writing the employment relationship that exists between the Company and Employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and Employee as follows:

1.      Employment. The Company hereby employs Employee as the Chief Executive Officer (the “Position”) and Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2.       Term of Employment. The period of Employee’s employment under this Agreement shall begin as of the date first above written (the “Commencement Date”), and shall continue until the second anniversary thereof, unless terminated earlier pursuant to Section 7 below; provided that, on such second anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of two years, unless either party provides notice of its intention not to extend the term of the Agreement at least 2 weeks prior to the applicable Renewal Date. The period during which the Employee is employed by the Company is hereinafter referred to as the “Employment Period”).

3.       Duties and Responsibilities. Employee shall, during the Employment Period, devote Employee’s full and undivided attention, business energies and talents to fulfilling the duties of the Position.

4.       Location of Employment. Employee shall work primarily out of the Active health Foods, Inc. offices, with travel required as requested by the Company.

5.       Compensation. The Company shall pay the Employee an annual salary of three hundred and sixty thousand dollars ($360,000) (“Base Salary”) in accordance with the Company’s normal payroll practices on the first and fifteenth day of every month. The Company may make such deductions, withholdings or payments from sums payable to Employee hereunder which are required by law for taxes and similar charges. The Company will review Employee’s Base Salary in accordance with the Company’s normal payroll procedures.

(a)       As determined by the CEO or the Board from time to time in his or its sole discretion, Employee shall be eligible to participate in any bonus or equity incentive plan of the Company available to similarly-situated employees in a manner consistent with how other employees are eligible to participate in such plan; however, the plan may be amended, modified or terminated at any time in the sole discretion of the Company. If the plan is amended or terminated under this Section 5(b), the Company agrees that it shall establish total compensation for Employee that is substantially equivalent in the aggregate to his then current compensation.

6.       Benefits.

(a)       Vacation

(i)       Employee shall be entitled to use up to as many days as permitted by management per year.

(b)             Employee, when and to the extent eligible pursuant to the terms of any such benefit plan, shall be entitled to participate in such employee benefit plans (e.g., health, dental and life insurance as well as 401k) as are offered by the Company to the Employees of the Company generally as those plans may be amended from time to time in the sole discretion of the Company. Should Employee elect to participate in any such employee benefit plan, Employee shall be responsible for any and all required employee premiums, contributions, coinsurance and costs associated with said plans.

7.       Termination of Employment.

(a)       At will Employment. The parties hereto acknowledge that Employee’s employment hereunder is “at will”, that is, the Employment Period and the Employee’s employment hereunder may be terminated by either the Company or the Employee, at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 2 weeks advance written notice of any termination of the Employee’s employment. Failure of either party to provide such notice shall not affect the timing or validity of the termination. However, if either party provides notice of termination, Employer may in its sole discretion, at any time during the notice period decide to terminate Employee’s employment immediately. The date upon which either party hereto terminates Employee’s employment shall be referred to as the “Termination Date”.

Upon the Termination Date, the Employee shall be entitled to receive any accrued but unpaid Base Salary, accrued but unused vacation days, unreimbursed business expenses properly incurred by the Employee, and any employee benefits (including equity compensation) to which Employee may be entitled under the

Company’s employee benefit plans as of the Termination Date (collectively, the “Accrued Amounts”); provided that, if the Termination Date occurs prior to the second anniversary of the Commencement Date, then, in addition to the Accrued Amounts, the Employee shall be entitled to a lump sum payment equal to the sum of the Employee’s Base Salary less the aggregate amount of Base Salary paid to the Employee from the Commencement Date to the Termination Date (the “Lump Sum Payment”).

(b)       Death. Employee’s employment hereunder shall terminate upon the death of Employee. The Company shall have no obligation to make payments to Employee in accordance with the provisions of Section 5, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 6, for periods after the date of Employee’s death, except for the Accrued Amounts and the Lump Sum Payment (if applicable), payable to Employee’s beneficiary, as Employee shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Employee’s estate) and reimbursable business expenses incurred through such date.

8.       Non-Disclosure.

(a)       Confidential Information. “Confidential Information” means all confidential and proprietary information of the Company, its Affiliates (as defined below), its customers, its prospective customers and its suppliers (including insurance carriers), whether or not such information is protected by statute, common law, proprietary rights, or otherwise, and including, without limitation: names, addresses, contact persons and other information relating to the Company’s or any Affiliate’s customers or prospective customers and their personnel and suppliers or prospective suppliers and their personnel; current, past, potential or prospective commissions, premiums, prices, costs, profits, markets, products, services and innovations; business expansion plans, including electronic business development; internal practices and procedures; trade secrets; technologies, developments, inventions or improvements; and any other information relating to the business of the Company, its Affiliates, customers or suppliers.

(b)       Disclosure of Confidential Information. As an Employee of the Company, Employee will learn and will have access to Confidential Information. Employee acknowledges and agrees that the Company developed this Confidential Information at significant expense, it is proprietary to the Company, and it is and shall remain the exclusive property of the Company. Employee further acknowledges and agrees that the Confidential Information is highly valuable and proprietary to the Company and that the disclosure of any such Confidential Information to third parties or the otherwise unauthorized use of the Confidential Information by Employee may cause the Company serious and irreparable harm. Accordingly, Employee agrees not to, without the express, written consent of the Company, while engaged by the Company as an Employee or after such engagement, disclose, copy, make any use of, or remove from the Company’s premises the Confidential Information except as required in the performance of Employee’s duties and responsibilities to the Company. Upon Employee’s termination as an employee of the Company, Employee shall, at Employee’s option, either immediately destroy or deliver to the Company any Confidential Information and all copies thereof, whether in hard copy, computerized or other form, which are in the possession or control of Employee.

(c)       Disclosure of Customer and Advertiser Confidential Information. As an employee of the Company, Employee will also learn and will have access to Confidential Information belonging to the Company’s customers and advertisers. Employee agrees not to, without the express, written consent of the Company, either while engaged by the Company or thereafter, disclose, copy, make any use of, or remove from the Company’s premises Confidential Information of the Company’s customers or suppliers except as may be required in the performance of Employee’s duties and responsibilities as an employee of the Company.

For the purposes of Section 8 and Section 9, the following terms shall have the meanings set forth below:

“Affiliate” shall mean with respect to any person, any other person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned person. As used in this definition of Affiliate, the term “control” (including “controlled by”, or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, as trustee, by contract, or otherwise.

“Business” shall mean any business which engages in the set up, scheduling, management or planning of conferences or events, and any other business in which the Company may engage during the term of Employee’s engagement.

9.       Technology Ownership. Employee hereby assigns to the Company all inventions, discoveries, designs, trade secrets, formulae, processes, methods, techniques, mask works, improvements, developments, concepts, computer programs, databases and works which Employee may make or acquire during the term of his/her employment hereunder, whether or not during working hours and whether made solely or jointly with others, that (1) are related to the Business of the Company at the time they are made or acquired, or (2) are made using the equipment, supplies, facilities, or proprietary information of the Company, as well as all patents, patent applications, copyrights, copyright registrations and all other intellectual property rights which cover, protect or are embodied in any of the foregoing.

10.       Remedies. Employee acknowledges that the Company may be irreparably injured by a violation of Sections 7, 8 or 9 and agrees that the Company may seek an injunction restraining Employee from any actual or threatened breach of Sections 7, 8 or 9 or any other appropriate equitable remedy without bond or other security being required. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement, to recover damages and costs (including reasonable attorney’s fees and expenses) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

11.       Severability; Enforceability. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability only, and the remaining terms and provisions of this Agreement shall continue in full force and effect. The Company and Employee desire and intend that the restrictions be given effect to the maximum extent permitted by law and equity. They therefore respectfully request that any restriction determined to be overbroad in any manner shall be interpreted or reformed to give that restriction the maximum effect permissible by applicable law and equity, and Employee agrees to the enforcement of the restriction as so modified.

12.       Waiver of Breach. The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Employee.

13.       Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns, including any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

14.       Nonalienation. The interests of Employee under this Agreement are not subject to the claims of Employee’s creditors other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to Employee’s beneficiary or estate upon his/her death and except as otherwise required by law. Any attempted assignment in violation of this provision shall be void.

15.       Notices. Any notice given by a party under this Agreement shall be in writing and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by Federal Express, United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier.

Notice to the Company shall be sufficient if given to:
Glen Bonilla
Glen@Coinchamp.com

Notice to Employee will be sufficient if given to (Employee’s email address):
Glen Bonilla
Glen@coinchamp.com

16.      Amendment. This Agreement may not be amended or canceled except by mutual agreement of the parties in writing.

17.      No Third Party Beneficiaries. Except for Section 7(b), nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any person other than the parties hereto, and no other person shall have any rights or remedies hereunder.

18.       Complete Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous negotiations, commitments, and writings relating to the subject matter hereof.

19.      Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without giving effect to the conflict of laws principles thereof. The parties consent to the exclusive jurisdiction of the state and federal courts of Colorado for the purpose of any suit, action or other proceeding arising out of or otherwise related to this Agreement, and expressly waive any and all objections they may have as to venue in any such courts.

20.      Section Headings. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties.

21.      Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

22.      Counterparts. This Agreement may be executed in one or more counterparts (including by way of facsimile) and all such counterparts shall constitute one and the same instrument.

23.      Arbitration. If a dispute arises under this Agreement that cannot be resolved informally by the parties, a party to the dispute shall invoke the procedures set forth in this Section 23. All disputes shall be solely and finally determined by arbitration by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on the parties; provided, however, that the arbitrator shall base his/her award on applicable law and judicial precedent, shall include in such award the findings of fact and conclusions of law upon which the award is based, and shall not grant any remedy or relief that a court could not grant under applicable law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that nothing herein shall impair the Company’s right to seek equitable relief from a court of competent jurisdiction for a breach or threatened breach of Section 8, 9 or 10 hereof.

24.       Company Policies and Procedures. Employee agrees to be bound by any rules, policies, terms or conditions that the Company has enacted and/or may enact or amend after the date hereof, including without limitation any rules or policies which may be set forth in an employee handbook or manual which may be published by the Company. Said material in no way constitutes a promise or guarantee of continued employment for any length of time or alters Employee’s status as an employee “at-will.”

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Employee and the Company have executed this Employment Agreement as of the day and year first above written.

COMPANY

By: /s/ Glen Bonilla

Name: Glen Bonilla

Title: Chief Executive Officer

EMPLOYEE

By: /s/ Glen Bonilla
Name: Glen Bonilla

Title: Chief Executive Officer

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